EXHIBIT 10.2

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into on July 30, 2021 (the “Effective Date”) by and between Triangle 9, Inc., a Delaware corporation (the “Parent”) and Triangle 9 Real Estate, Inc., a Delaware corporation (the “Subsidiary”). Each of the Parent and the Subsidiary may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Parent is a holding company and the holder of all the outstanding securities of Subsidiary;

WHEREAS, subsidiary will be engaged in the business of real estate investment and development;

WHEREAS, the Parties desire to enter into this Agreement to provide for the payment of certain fees by Subsidiary to Parent necessary for Parent to fund its operations and expenses.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Payment of Fees. As consideration under this Agreement, Subsidiary shall pay to Parent the following:

A. two percent (2%) of the amount of any funds raised by Subsidiary from investors upon the sale of any Subsidiary securities, including instruments that are convertible into Subsidiary securities, payable on the closing of any applicable financing;

B. one percent (1%) of the amount of any funds deployed by Subsidiary for the purchase of any assets held for investment by Subsidiary, payable on the closing of any asset purchase; and

C. twenty percent (20%) of the net gain (realized value above investment basis, not taking into account depreciation) from the sale of any assets held for investment by Subsidiary, payable on the closing of any applicable asset sale.

2. Term and Termination. This Agreement may be terminated only by the mutual written consent of the Parties.

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3. Indemnification. Each Party agrees to indemnify and hold harmless the other against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact, or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by either Party or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission, or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

4. Confidentiality. Each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the subject matter hereof (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. TI acknowledges that SearchCore will disclose this Agreement as part of its normal material agreement disclosure obligations on the securities marketplace where its common stock trades.

5. Miscellaneous.

A. Amendments. This Agreement may be altered, amended, or modified in whole or in part at any time only by a writing signed by the Parties.

B. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

C. Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including but not limited to prior shareholders agreements, and (ii) is not intended to confer any rights or remedies hereunder upon, or be enforceable by, any person other than the parties hereto.

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D. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute arising from the Agreement shall be decided solely and exclusively by State or Federal courts located in Los Angeles County, California. The Parties agree to submit to the personal and exclusive jurisdiction of the State or Federal courts located in Los Angeles County, California.

E. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each of the other Parties, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

F. Enforcement; Venue. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

G. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. Each of the Parties confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement, and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights or rights at law or by statute or otherwise of any Party aggrieved as against the other for breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the Parties that the respective rights and obligations of the Parties hereunder shall be enforceable in equity as well as at law or otherwise.

H. Attorney Fees. In the event any Party hereto shall bring any action or proceeding to enforce any provision of this Agreement against any other Party (or any transferee or rights pursuant hereto), the prevailing Party, whether at trial or on appeal, shall be entitled to recover reasonable attorney fees, costs, and disbursements in addition to any other relief to which such party is entitled.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the Effective Date.

“Parent”		“Subsidiary”

Triangle 9, Inc.,		Triangle 9 Real Estate, Inc.,
a Delaware corporation		a Delaware corporation

	/s/ Jordan Lams		/s/ Jordan Lams
By:	Jordan Lams	By:	Jordan Lams
Its:	President	Its:	President

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